Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Azure Midstream Holdings LLC:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-203451) and on Form S-8 (No. 333-190300) of Azure Midstream Partners, LP of our report dated October 5, 2015, with respect to the consolidated balance sheets of the Azure System and the Azure System Predecessor as of December 31, 2014 and 2013, and the related consolidated statements of operations, parent company net investment, and cash flows for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, which report appears in the Current Report on Form 8‑K/A of Azure Midstream Partners, LP dated October 5, 2015. Our report refers to the Azure System's change in controlling ownership on November 15, 2013, which resulted in a new cost basis for the Azure System.
/s/ KPMG LLP
Dallas, Texas
October 5, 2015